Exhibit 10.1

UNITED COMMUNITY FINANCIAL CORP. &

THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO

EXECUTIVE INCENTIVE PLAN

Adopted January 21, 2014

The United Community Financial Corp.’s (the “Company”) Executive Incentive Plan (“EIP”) provides an annual incentive compensation opportunity to certain executive officers, which at the time of adoption of the EIP included Patrick W. Bevack, President and CEO of the Company and the Company’s wholly-owned subsidiary, The Home Savings and Loan Company of Youngstown, Ohio (“Home Savings”), James R. Reske, Treasurer and Chief Financial Officer of the Company and Executive Vice President of Home Savings, Jude J. Nohra, General Counsel and Secretary of the Company and Executive Vice President, Corporate Governance, General Counsel, and Secretary of Home Savings, Matthew T. Garrity, Executive Vice President, Credit Administration and Commercial Lending of Home Savings and Timothy W. Esson, Senior Vice President, Chief Financial Officer and Treasurer of Home Savings. Executive incentive award payouts are based upon the actual performance of the Company for a given year by comparing the 12 months ended September 30 to the actual performance of the peer group (see below) during the same 12 month period, or by comparing actual performance results for the fiscal year to annual budget goals See the “Weightings” table below.

Target Award Opportunities and Form of Payout:

Each participant has a target EIP opportunity, defined as a percentage of base salary as follows: 50% of base salary for Mr. Bevack, and 40% for Messrs. Esson, Garrity, Nohra and Reske. Following the end of the calendar year, the Compensation Committee will certify performance results relative to goals and determine the earned EIP award. Eighty percent (80%) of the earned EIP award will be paid in cash as soon as practicable, and the remaining twenty percent (20%) will be paid in restricted shares. The restricted stock awards will be awarded under the Amended and Restated United Community Financial Corp. 2007 Long-Term Incentive Plan and vest equally over three years, beginning on the first anniversary of the award.

Peer Group:

The Compensation Committee and the Board of Directors previously developed a peer group, which it periodically reviews and revises as necessary. The peer group currently includes the following eighteen (18) organizations:

BankFinancial Corp (BFIN)	Horizon Bancorp. (HBNC)
ESB Financial Corporation (ESBF)	Lakeland Financial Corporation (LKFN)
Farmers National Banc Corp (FMNB)	LCNB Bancorp Inc. (LCNB)
Farmers & Merchants Bancorp (FMAO)	LNB Bancorp Inc. (LNBB)
First Busey (BUSE)	MainSource Financial Group, Inc. (MSFG)
First Defiance Financial Corp. (FDEF)	Mutualfirst Financial Inc. (MFSF)
First Financial Corporation (THFF)	Peoples Bancorp Inc. (PEBO)
First Mid-Illinois Bancshares (FMBH)	QCR Holdings, Inc. (QCRH)
German American Bancorp Inc. (GABC)	TriState Capital Holdings Inc. (TSC)

Net Income Trigger:

In order for any awards to be made under the EIP for a calendar year’s performance, the Company must report positive net income for the fiscal year, calculated in accordance with GAAP, but adjusted to exclude the effect of extraordinary items. If this trigger is met, incentive awards will be calculated as described below.

Performance Measures, Weightings, Goals, and Payout Calibration:

The Compensation Committee has identified six financial performance measures that are aligned with the Company’s goals. Each of the six performance measures has a weighting ranging from 10% to 30%. The Company’s results on four of the six measures will be evaluated relative to the peer group. The other measures (Net Income and Net Loan Growth) will be evaluated relative to the Board-approved annual budget.

The Performance-Payout Table below describes the six performance measures, their respective weighting, how performance on each measure will be evaluated (relative to peers or relative to budget) and the goals for threshold performance, target performance and superior performance. Achievement of the target performance goal will result in 100% of target payout for the respective measure, while achievement of the superior performance goal will result in 200% of the target payout for the measure. Performance in between threshold and target, or between target and superior, will be interpolated.

Performance-Payout Table:

		Evaluated Vs.	Performance Goals
Performance Measure	Weight		Threshold	Target	Superior
Core ROAA	30%	Peers	25th %ile	50th %ile	75th %ile
Net Income ($MM)	30%	Budget	75% of Budget	100% of Budget	125% of Budget
Net Loan Growth ($MM)	10%	Budget	75% of Budget	100% of Budget	125% of Budget
Core Deposit Growth	10%	Peers	25th %ile	50th %ile	75th %ile
Efficiency Ratio	10%	Peers	25th %ile	50th %ile	75th %ile
Non-Performing Assets	10%	Peers	25th %ile	50th %ile	75th %ile

Payout for Performance Level (% of Target Opportunity)[1]:			0%	100%	200%

[1]	Note that payouts will be interpolated for performance between discrete points. For example, performance at the 65th percentile of the Peer Group will result in a payout of 160% of target; performance at the 30th percentile of peers will result in a payout of 20% of target.

Definitions:

•	%ile: Percentile Rank within defined Peer Group

•	“Core” ROAA: GAAP performance excluding extraordinary items

•	Net Income: GAAP Net Income excluding extraordinary items

•	Net Loan Growth: Net loan growth projected in the budget compared to actual net loan growth from January 1 – December 31

•	Core Deposit Growth: Total Deposits less time deposits

•	Efficiency Ratio: Operating Expense divided by Operating Revenue

•	Non-Performing Assets: Total NPAs divided by Average Total Assets

The Committee maintains flexibility and discretion to adjust measure definitions, if such adjustments ensure a better comparison relative to the peer group and most appropriately reflect the goals of the EIP and the Company’s compensation philosophy.

Example EIP calculation:

For example, assume a participant has a base salary of $225,000 and a target EIP opportunity of 40% of salary, or $90,000. Further assume the performance results in the table below. The calculated earned EIP award for this participant would be $95,400.

		Assumed	Implied	Weighted
Performance Measure	Weight	Performance	Payout	Payout
Core ROAA	30%	40th	60%	18.0%
Net Income ($MM)	30%	90%	60%	18.0%
Net Loan Growth ($MM)	10%	110%	140%	14.0%
Core Deposit Growth	10%	70th	180%	18.0%
Efficiency Ratio	10%	70th	180%	18.0%
Non-Performing Assets	10%	80th	200%	20.0%

			Total Payout =	106.0%
			Target EIP =	$90,000

			Earned EIP =	$95,400

		80% paid in cash =		$76,320
		20% paid in stock =		$19,080

Other Administrative Guidelines:

The Plan provides that a participant in the Plan must be employed with the Company on the date the award is made (and when the equity portion of the Award vests); otherwise, the participant is not entitled to any award or the unvested equity award.

The Board maintains discretion to amend, modify, terminate or otherwise adjust the Plan as necessary.